Exhibit 107

CALCULATION OF REGISTRATION FEE

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c) and (h)	5,000,000	(2)	$0.205	(3)	$1,025,000	(3)	0.0001476	$151.29
Total Fees Previously Paid											—
Total Fee Offsets											—
Net Fee Due											$151.29

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also be deemed to cover such additional securities which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transactions.

(2)	Consists of 5,000,000 shares of common stock of Datasea, Inc., par value $0.001 per share (“Common Stock”), available for issuance under the 2018 Equity Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per share of Common Stock on October 24, 2023, as reported on the Nasdaq Capital Market.